Exhibit 6.6

Second Amendment to the Sugarfina USA, LLC Services Agreement

This agreement constitutes the second amendment (hereinafter the “Instant Agreement”) to the Services Agreement dated 23rd of July 2018 (hereinafter referred to as the “Original Service Agreement”) by and between Sugarfina USA, LLC (“SGR”), a Delaware limited liability company with offices located at 1700 East Walnut Avenue, El Segundo, California 90245, and the following:

1.	Loginam, LLC, d/b/a JD Group, a California limited liability company with offices located at 1586 Lancaster Point Way, San Diego, California 92154;

2.	Total Logistics S. de R.L. C.V., a Mexican company with offices located at Chilpancingo 91-4, CD Industrial Otay, Tijuana, Baja California, Mexico CP 22444;

3.	Logistica Integral de America, S. de R.L. C.V., a Mexican company with offices located at Calle Laguna de San Ignacio 4930, Lago Sur, Tijuana, B.C. 22217;

4.	Loginam, S. de R.L. de C.V., a Mexican company with offices located at Calle Laguna de San Ignacio 4930, Lago Sur, Tijuana, B.C. 22217;

5.	Digixcan Paperless Solutions, S. de R.L. de C.V., a Mexican company with offices located at Calle Laguna de San Ignacio 4930, Lago Sur, Tijuana, B.C. 22217.

6.	Agencia Aduanal Jorge Diaz, S.C.;

7.	Brokerage and Logistic Solutions, Inc.; and

8.	JD Group US Customs Broker

(collectively hereinafter referred to as “JDG”) (SGR and JDG collectively hereinafter referred to herein as the “Parties”). Capitalized terms used herein shall have the meaning assigned to them herein, or as per the Original Service Agreement, and or the First Amendment to the Original Service Agreement dated 1st of August 2021, both incorporated herein by reference.

RECITALS

WHEREAS, the Original Service Agreement defines the contractual relationship between the Parties, specifically as it pertains to JDG’s provision of Services to SGR via the Scope of Work (Attachment 1) to the Original Service Agreement (hereinafter referred to as the “Scope of Work”).

WHEREAS, pursuant to Section 20.8 of the Original Service Agreement, the Parties agree in writing through the Instant Agreement to amend the Original Service Agreement to provide as set forth herein.

WHEREAS, the Parties acknowledge that the Instant Amendment may impact, supersede, and or extend to applicable terms within the Scope of Work, the first amendment to the Original Service Agreement (hereinafter referred to as the “First Amendment”), and the Fee Schedule Agreement between the Parties.

ACCORDINGLY, for valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree, represent, warrant, and covenant to amend Original Service Agreement, as follows:

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Second Amendment to the Sugarfina USA, LLC Services Agreement

Article I. AMENDMENTS TO ORIGINAL SERVICE AGREEMENT

1.	Payment Terms

a.	Section 4.2 Rate Increases. Rates on account of Services are subject to annual increase of 3.5% effective on the 1st of January of each year, commencing on the 1st of January 2023.

b.	Accordingly, JDG shall provide SGR with an updated Fee Schedule reflecting the 3.5% rate increase on or by the 1st of January of each year, commencing on the 1st of January 2023.

2.	Release of Guarantors

a.	Definitions Schedule. “Guarantors” refers solely to Loginam, LLC and Brokerage and Logistics Solutions, Inc.

b.	As such, all the individuals listed as guarantors in the Original Service Agreement by virtue of executing the Original Service Agreement shall be deemed deleted, null, and void. Specifically: Mr.Jorge Diaz Sr.; Juan Manuel Hernandez; and Gustavo Venegas are fully released as guarantors pursuant to the Section 1 of the First Amendment, and said release is hereby confirmed by the Parties.

c.	For the avoidance of doubt, in addition to the release of the individuals referred to in section 2(6) of the Instant Agreement, and in the Section 1 of the First Amendment, the Parties further agree to release as guarantors, the following:

i.	Agencia Aduanal Jorge Diaz, S.C.;

ii.	JD Group in its role as a U.S. Customs Broker;

iii.	Digixcan Paperless Solutions S. de R.L. de C.V.;

iv.	Logistica Integral de America, S. de R.L. C.V.;

v.	Total Logistics S. de R.L. C.V.; and

vi.	Loginam, S. de R.L. de C.V.

d.	The performance guarantee referenced in Section 3.9, and the turn over obligations under section 3.6 of the Original Service Agreement shall solely apply to Loginam, LLC and Brokerage and Logistics Solutions, Inc.

e.	The Parties hereby agree that any and all guarantees shall only extend and apply to Loginam, LLC and Brokerage and Logistics Solutions, Inc.

3.	Term

a.	Section 3.1 Term. The Term of the [new] contract period shall commence on 1st of August 2022 and continue until 1st of May 2024, with an option to, thereafter, extend the Term for an additional 12-month period(s) upon mutual agreement in writing by the Parties.

b.	As such, Section 3.1 of the Original Service Agreement, and Section 2 of the First Amendment as relating to automatic renewal of the Term, and or SGR’s right to extend the Term shall be deemed deleted, null, and void.

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Second Amendment to the Sugarfina USA, LLC Services Agreement

Article II. RATIFICATION

1.	Effective Date. The provisions of the Instant Agreement are effective immediately after the Parties execute it.

2.	Confirmation. The Parties confirm all provisions of the Original Service Agreement, and any prior amendments, that are not modified by the Instant Agreement.

3.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement

The Parties hereby acknowledge that they have read the Instant Agreement, and that it correctly states the changes they desire to make to Original Service Agreement.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this INSTANT AGREEMENT as of the Effective Date(s) set forth below.

/s/ Scott LaPorta	/s/ Gustavo Venegas

By: Sugarfina USA, LLC	By: Loginam, LLC
Name: Scott LaPorta	Name: Gustavo Venegas
Position: CEO	Position: Member
Date: 7/11/22	Date:

/s/ Gustavo Venegas	/s/ Juan Manuel Hernandez

By: Total Logistics S. de R.L. C.V.	By: Logistica Integral de America, S. de R.L. C.V.
Name: Gustavo Venegas	Name: Juan Manuel Hernandez
Position:	Position:
Date:	Date:

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Second Amendment to the Sugarfina USA, LLC Services Agreement

/s/ Juan Manuel Hernandez	/s/ Juan Manuel Hernandez

By: Loginam, S. de R.L. de C.V.	By: Digixcan Paperless Solutions, S. de R.L. de C.V.
Name: Juan Manuel Hernandez	Name: Juan Manuel Hernandez
Position:	Position:
Date:	Date:

/s/ Jorge Diaz, Sr.	/s/ Jorge Diaz, Sr.

By: Agencia Aduanal Jorge Diaz, S.C.	By: Brokerage and Logistic Solutions, Inc.
Name: Jorge Diaz, Sr.	Name: Jorge Diaz, Sr.
Position:	Position:
Date:	Date:

/s/ Jorge Diaz, Sr.

By: JD Group US Customs Broker
Name: Jorge Diaz, Sr.
Position:
Date:

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Second Amendment to the Sugarfina USA, LLC Services Agreement